                                   EXHIBIT 23





                          INDEPENDENT AUDITORS' CONSENT








The Board of Directors and Stockholders
Strategic Distribution, Inc.:



We consent to incorporation by reference in the registration statements (No. 33-57578, No. 333-01715 and No. 333-06973) on Form S-8 of Strategic
Distribution, Inc. of our report dated February 24, 1999, relating to the consolidated balance sheets of Strategic Distribution, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Strategic Distribution, Inc.





                                                          KPMG LLP




Philadelphia, Pennsylvania
March 29, 1999



                                       34